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                                                                  Exhibit (d)(3)

                             STOCK OPTION AGREEMENT

                  STOCK OPTION AGREEMENT dated as of December 10, 2000, between Robert Bosch GmbH, a limited liability company organized under the laws of Germany ("Bosch"), and Detection Systems, Inc., a New York corporation ("Detection").
                  WHEREAS, Bosch and Detection are simultaneously with the execution and delivery of this Agreement entering into a Merger Agreement (the "Merger Agreement") pursuant to which (i) Bosch has agreed to make a cash tender offer for all of the outstanding shares of the common stock of Detection and
(ii) Detection will merge with a wholly-owned subsidiary of Bosch, with Detection to be the surviving corporation (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement); and
                  WHEREAS, in order to induce Bosch to enter into the Merger Agreement and to make the tender offer referred to therein and in consideration of its doing so, Detection has agreed to grant the Stock Option (as hereinafter defined) on the terms and conditions set forth herein;
                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:



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     1. Grant of Stock Option. Detection hereby irrevocably grants to Bosch an irrevocable option (the "Stock Option") to purchase for $18 per share in cash up to 1,138,596 shares of its common stock, par value $.05 per share (the "Shares"), provided, that the Stock Option shall terminate, without any action by Bosch or Detection, in the event that (a) Purchaser fails to commence the Offer within 10 business days after the date hereof, except by reason of the conditions set forth in paragraph (e) of Annex A to the Merger Agreement, (b) Purchaser fails to purchase Shares pursuant to the Offer, by reason of the conditions set forth in paragraphs (a), (b), (c), (d) or (g) of Annex A to the Merger Agreement, (c) Bosch terminates the Merger Agreement pursuant to Sections 7.1(a), (b), (c) or (e)(ii), (iii) or (iv) of the Merger Agreement, (d) Detection terminates the Merger Agreement pursuant to Section 7.1(a), (b), (c) or (d)(iv) of the Merger Agreement or (e) Detection terminates the Merger Agreement pursuant to Section 7.1(d)(ii) or (iii) of the Merger Agreement, but only if the failure of Purchaser to commence the Offer or purchase Shares is not due to the failure of the condition set forth in paragraph (e) of Annex A to the Merger Agreement.

     2. Exercise of Stock Option. On the terms and subject to the conditions of this Agreement, the Stock Option may be exercised by Bosch, in whole or in part, at any time, or from time to time, on or after January 2, 2001, by notice given prior



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to the date the Option is terminated in accordance with Section 1 above, provided that Bosch is not in material breach of its obligations under the Merger Agreement. If Bosch wishes to exercise the Stock Option, it shall notify Detection of such exercise, specifying the number of Shares to be purchased and the place and date for the closing of the purchase; provided that such date shall be not earlier than one business day nor later than ten business days from the date such notice is given, and provided, further, that if such purchase cannot be consummated during such ten-day period due to any United States law or regulation, the date for the closing of such purchase shall be within five days following the cessation of such restriction on consummation.

     3. Payment and Delivery of Shares. At any closing hereunder, (a) Bosch shall pay the aggregate purchase price for the Shares to be purchased in immediately avai1able funds by wire transfer to a bank account designated by Detection at least two days (or such shorter time period as shall be set forth in Bosch's notice of exercise) prior to the closing and (b) Detection shall deliver to Bosch a certificate or certificates representing the Shares so purchased registered in the name of Bosch or any wholly owned subsidiary of Bosch designated by it.

     4. Representations and Warranties of Detection. Detection represents and warrants to Bosch that: (a) this Agreement has been duly authorized by all necessary corporate action on the part of Detection and has been duly executed by a


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duly authorized officer of Detection; (b) Detection will take all necessary corporate action to authorize and reserve for issuance, the Shares to be issued upon exercise of the Stock Option and such Shares, when issued and delivered by Detection to Bosch upon exercise of the Stock Option and payment therefor in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable Shares with no personal liability attached to the ownership thereof and will be free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever and shall not be subject to any preemptive rights; (c) except as otherwise required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the execution, delivery and performance of this Agreement by Detection and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any certificate of incorporation or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree, or any restriction to which any property of Detection or any of its subsidiaries is bound, which would have a material adverse effect upon the financial condition, business or operations of Detection and its subsidiaries taken as a whole; and (d) Detection is a corporation duly organized, validly existing and in


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good standing under the laws of the State of New York and has the requisite corporate power to enter into and perform this Agreement.

     5. Representations and Warranties of Bosch. Bosch represents and warrants to Detection that: (a) this Agreement has been duly authorized by all necessary corporate action on the part of Bosch and has been duly executed by a duly authorized officer of Bosch; and (b) Bosch is acquiring the Option and the Shares issuable upon the exercise thereof for its own account and not with a view to the distribution thereof. Bosch understands that the Stock Option and the Shares issuable upon exercise thereof have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and agrees that it will not sell or otherwise dispose of the Option or any such Shares except in compliance with the Securities Act and any applicable state securities laws.

     6. Remedies. The parties agree that Bosch would be irreparably damaged if for any reason Detection failed to issue any of the Shares upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that it would not have an adequate remedy at law for money damages in such event. Accordingly, Bosch shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance hereof by Detection. This provision is without prejudice to any other rights that Bosch may have against Detection for any failure to perform its obligations under this Agreement.

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     7. H-S-R Filing and Listing of Shares. Promptly after the date hereof, and from time to time thereafter if necessary, Bosch and Detection shall each file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act, to permit the purchase of the Shares subject to the Stock Option.

     8. Miscellaneous.

     (1) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (2) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery or by telegram or telefax (with copies by registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

                           if to Bosch, to:

                           Robert Bosch GmbH
                           Robert Bosch Platz 1
                           70049 Stuttgart
                           Germany
                           Attention:  Dr. Heiko Carrie
                           Telephone No.:  0049 711 811 6864
                           Telecopy No.:    0049 711 811 6760

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                           with a copy to:

                           Coudert Brothers
                           1114 Avenue of the Americas
                           New York, NY  10036
                           Attention:  Brian McGunigle
                           Telephone No.:  (212) 626-4524
                           Telecopy No.:  (212) 626-4120

                                         and

                           if to Detection, to:

                           Detection Systems, Inc.
                           130 Perinton Parkway
                           Fairport, New York  14450
                           Attention:  Karl H. Kostusiak,
                                       Chairman and Chief Executive Officer
                           Telephone No.:  (716) 421-4202
                           Telecopy No.:  (716) 421-4287

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York  10022
                           Attention:  Stephen M. Banker
                           Telephone No.:  (212) 735-7760
                           Telecopy No.:  (212) 777-2760

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.



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     (3) Severability. If any term, provision, covenant or restriction of this
Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement remain in full force and effect and shall in no way be impaired or invalidated.

     (4) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     (5) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (6) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     (7) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by either party, except that Bosch may assign this agreement to Purchaser, provided Bosch remains liable for the Purchaser's performance hereof.

     (8) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.


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IN WITNESS WHEREOF, Detection and Bosch have caused this Agreement to be duly executed as of the day and year first above written.

                                      DETECTION SYSTEMS, INC.

                                      By: s/ Karl H. Kostusiak
                                      ---------------------------------
                                      Name: Karl H. Kostusiak
                                      Title: Chairman and Chief
                                                 Executive Officer

                                      ROBERT BOSCH GmbH

                                      By: s/ Georg Hanen
                                      ---------------------------------
                                      Name: Dr. Georg Hanen
                                      Title: Senior Vice President



                                      By:  s/ Heiko Carrie
                                      ---------------------------------
                                           Name: Dr. Heiko Carrie
                                           Title: Director


Acknowledged and agreed,

BOSCH SECURITY SYSTEMS CORPORATION

By:   /s/ Gary Saunders
---------------------------------
       Name: Gary Saunders
       Title:   Vice President



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